American Motorcycle Company
                               23 Harnish Crescent
                                Toronto, Ontario
                                     M2M 2C2


August 15, 2000


DELIVERED

Mr. Richard K. Hagen
Chairman and Chief Executive Officer
American Quantum Cycles, Inc.
731 Washburn Road
Melbourne, Florida
U.S.A.  32934

Dear Mr. Hagen:

Re: Binding Merger Agreement of American Motorcycle Company into a wholly-owned subsidiary of American Quantum Cycles, Inc.

This letter will serve as a formal contract for the merger between a wholly-owned subsidiary (the "Subsidiary") of American Quantum Cycles, Inc. (the "Purchaser") and American Motorcycle Company (the "Company") by agreement of all the shareholders of the Company (the "Vendors"), the Purchaser and the Company, to be effective on the date hereof (the "Closing Date") by execution by all parties to this letter agreement and receipt by Mr. Murray Smith of 500,000 preferred shares of the Purchaser, having the attributes attached hereto as Schedule "A" (the "Preferred Stock"). Each Preferred Stock will have 38.39 votes and be convertible into 38.39 common shares of the Purchaser.

The Preferred Stock is received on the basis that in all cases the 500,000 Preferred Stock will be convertible into 50% of the aggregate issued and outstanding common shares of the Purchaser on a fully diluted basis, subject only to Section 2 herein. In addition, the Preferred Stock prior to conversion will, in all cases, have at least 50% of the aggregate votes attributable to the preferred stock and the common shares of the Purchaser, with an anti-dilution provision in effect until such time as all necessary shareholder and regulatory approvals have been obtained to increase the authorized capital to, among other things, permit the conversion of the Preferred Stock into common shares as contemplated herein. Such anti-dilution provision shall have the effect of ensuring that the Preferred Stock shall maintain at least 50% of the aggregate votes attributable to all of the preferred stock and common shares issued and outstanding or to be issued and outstanding until such time as the said approvals have been obtained. It is intended that these provisions will apply until such time as the merger of the Subsidiary and the Company has been completed and all necessary shareholder and regulatory approvals have been obtained to increase the authorized capital to, among other things, permit the conversion of the Preferred Stock into common shares as contemplated pursuant to the terms of this letter.

However, in order to continue to have the Purchaser's common stock listed on the American Stock Exchange, it is a condition of the American Stock Exchange that, until the shareholders of the Purchaser have approved the issuance of the Preferred Stock, the Vendors may not collectively vote in excess of 19.99% of the Preferred Stock in any matter submitted to the shareholders of the Purchaser.

It is intended by the parties hereto that this letter is a legal and binding agreement.

1. Purchase. The Purchaser hereby agrees to acquire from the Vendors and the Vendors hereby agree to sell to the Purchaser 100% of the issued and outstanding shares in the capital stock of the Company (the "Purchased Shares") for the 500,000 Preferred Stock of the Purchaser (the "Purchase Price"). The Purchase Price, subject to the Adjustments (as defined in
     Section 2 below), shall be paid to the Vendors through the payment at the Closing Date to each Vendor of the following Preferred Stock set out beside such Vendor's name:

          Name                                        Number of Preferred Stock
          ----                                        -------------------------

          Merchant Banking Services Inc.                      200,000
          Andrew C. Smith                                      42,500
          Praxis International Inc.                            15,000
          Jeff and Dominique Mathers Eisen                      5,000
          Hugh D. Turner                                       15,000
          Robert Klienschmidt                                   5,000
          Life Success Ventures Inc.                            2,500
          Transam Holdings Inc.                                15,000
          Lionel and Janice Mercier                            75,000
          Richard A. and Andrea A. Block, JT                   75,000
          Dan Almagor                                           5,000
          Robert Kramer                                         2,500
          Murray Smith, in trust                               42,500

          all of which shall be issued at the Closing Date as fully paid and non-assessable Preferred Stock of the Purchaser on the Closing Date and delivered to Murray Smith, as representative of the Vendors and the Company.

2. Adjustments to the Purchase Price. To allow for a complete due diligence review of the Company and of the Purchaser, and the respective financial positions as represented in Section 7, adjustments will be made to the Purchase Price within six (6) months of the Closing Date as follows:

     (a) The Purchaser has represented and warranted its value in terms of assets, liabilities, contracts and obligations according to such information attached hereto on Exhibit 1 (the "Purchaser Value"), and its capital structure according to the capital structure of the Purchaser attached hereto on Exhibit 1 (the "Purchaser Capital"). In the event that the Purchaser Value is determined to be adversely incorrect for an amount (the "Purchaser Amount") of at least $100,000.00, in the aggregate, then additional Preferred Stock equal to the Purchaser Amount will be issued to the Vendors. For these

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


          purposes, the Preferred Stock will be issued at the rate of $42.16 per share of Preferred Stock, with the same provisions as the Preferred Stock issued for the Purchase Price. In the event the number of outstanding shares of the Purchaser is higher than disclosed as the Purchaser Capital, the number of Preferred Stock issued to the Vendors will be increased on a 1 for 1 basis, with the same provisions as the Preferred Stock issued for the Purchase Price; and

     (b) The Company has represented and warranted its value and structure according to the obligations and capital structure of the Company attached hereto as Exhibit 2 (the "Company Value"). In the event that the Company Value is determined to be adversely incorrect for an amount (the "Company Amount") of at least $100,000.00, in the aggregate, then the Preferred Stock equal to the Company Amount will be returned to the treasury of the Purchaser for cancellation. For these purposes, the Preferred Stock will be cancelled at the rate of $42.16 per share of Preferred Stock.

3. Merger. The parties acknowledge that the 500,000 Preferred Stock are to be delivered to the custody of Mr. Murray Smith on Closing, on behalf of the shareholders of the Company in exchange for all of the stock of the Company, following which, on Closing, the Company shall be merged into the Subsidiary of the Purchaser in a transaction intended to qualify as a tax-free reorganization to the shareholders of the Company under Section 368 of the Internal Revenue Code of 1986 as amended. The resulting merged company will be named "American Motorcycle Company", and will own all of the assets of the Company as described below. For the purposes of this letter agreement, the post-merger American Motorcycle Company will be referred to as the "Merged Company".

4. Business Plan. The Purchaser and Vendors each acknowledge that a number of operational and procedural issues will be mutually agreed to and will form the basis of a business plan (the "Business Plan") for the Purchaser and the Merged Company. The essence of the Business Plan is for the Purchaser and the Merged Company to acquire companies currently involved in the worldwide motorcycle industry. These target companies have various holdings in the areas of trademarks, engines, motorcycle sales and some combinations thereof. The Business Plan shall be designed to capitalize on the Company's unique expertise in corporate management, corporate finance and trademarks to form a strategic alliance available only by the inclusion of the Company in the Purchaser's family of companies. It is intended initially, until shareholder approval is received to increase the authorized capital of the Purchaser and subject to the anti-dilution provision attaching to the Preferred Stock, to use the unissued preferred shares of the Purchaser to facilitate such transactions, with conversion rates on a 1:1 basis into common shares or such other basis as agreed to by the board of directors at that time.

5. Capital Restructuring of the Purchaser or Merged Company. The Purchaser and the Company agree that the Purchaser will take all steps necessary to obtain shareholder approval forthwith for an amendment of the Purchaser's Articles of Incorporation to increase its authorized common shares to permit conversion of the Preferred Stock, to allow conversion of any other preferred shares of the Purchaser used to accommodate the acquisitions contemplated in the Business Plan, and to permit exercise of the options and warrants issued by the Purchaser. The board of directors will use its best efforts to support the said amendment, implementation of the Business Plan and all matters contemplated by this letter agreement. The Purchaser shall cause an annual or special meeting of the shareholders to deal with foregoing amendment and, to the extent necessary or desirable, the implementation of the Business Plan and matters contemplated by this letter agreement on or before December 1, 2000.

6. Attorney. The Vendors collectively hereby irrevocably appoint Murray Smith as their proxy and authorized attorney to vote all of the Vendors Preferred Stock at any meeting of the shareholders to approve any matters whatsoever contemplated by or arising out of this Agreement including, without limitation, this transaction, any changes to the authorized or issued capital or shares and any transaction contemplated by or arising out of the Business Plan, as same may be amended or modified from time to time, and any financings related thereto. Each Vendor agrees to provide such further documents or materials as are required to implement the foregoing.

7.   Representations and Warranties.

     (a) The Purchaser represents and warrants to the Vendors as follows, and acknowledges that the Vendors are relying upon such representations and warranties in connection with entering into this agreement and completing the transactions contemplated thereby:

          (i) Each of the Purchaser and the Subsidiary is a corporation incorporated and subsisting under the laws of Florida, has all legal capacity to own its properties and conduct its business as presently being conducted by it, and is duly registered or otherwise qualified to carry on business in all jurisdictions in which the nature of its assets or business makes such registration or qualification necessary or advisable.

          (ii) This agreement has been duly executed and delivered by the Purchaser and constitutes, and the agreements contemplated herein when executed will constitute, valid and binding obligations of the Purchaser enforceable against it in accordance with the terms hereof and thereof.

          (iii) The entering into and performance of this agreement and the agreements contemplated herein will not violate, contravene, breach or offend against or result in any default under any security agreement, indenture, mortgage, lease, order, undertaking, licence, permit, agreement, instrument, charter or by-law provision, resolution of shareholders or directors, statute, regulation, judgment, decree or law to which either the Purchaser or the Subsidiary is a party or by which it may be bound or affected. No licenses, agreements or other instruments or documents will terminate or require assignment as a result of the entering into of this Agreement or the consummation of the transactions contemplated hereby.

          (iv) The authorized capital of the Purchaser is now, and on the Closing Date will be, 12,500,000 common shares and 2,500,000 preferred shares of which 19,194,031 common shares of the Company are presently outstanding on a fully diluted basis, and on the Closing Date 19,194,031 common shares on a fully diluted basis and the 500,000 Preferred Stock will be issued and outstanding. All of the Preferred Stock have been validly authorized, allotted and issued and are outstanding as fully-paid and non-assessable preferred shares and on the Closing Date will be the only issued and outstanding preferred shares of the Purchaser. The aforementioned shares are or would be, as the case may be, entitled to only 1 vote per common share.

          (v) The Purchaser's audited financial statements (the "Financial Statements"), which are attached hereto as a schedule and include a balance sheet, a statement of income, retained earnings and source and application of funds, and the notes thereto are true and correct and have been prepared in accordance with GAAP applied on a basis consistent with those of preceding periods and present fairly on a consolidated basis:

               (A) all of the assets, liabilities (whether accrued, determinable, absolute, contingent or otherwise) and the financial condition of the Purchaser as at the Purchaser's fiscal 2000 year end; and

               (B) the sales, earnings and results of operations of the Purchaser during the period(s) covered by such financial statements.

          (vi) There are no material liabilities of the Purchaser or the Subsidiary of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser or the Merged Company may become liable on or after the transaction contemplated by this Agreement other than liabilities incurred in the ordinary course of business and reflected in the Purchaser's Financial Statements.

          (vii) The Purchaser has no subsidiaries and is not bound by any agreements of any nature to acquire any subsidiary, save and except for the Subsidiary which was recently incorporated, has carried on no business and has no assets or liabilities whatsoever.

          (viii) No options, warrants, convertible obligations or other rights to purchase or otherwise acquire shares or other securities of the Purchaser or the Subsidiary are issued or outstanding, except as disclosed in the Purchaser Value. The Purchaser shall not issue or enter into any agreements to issue any securities of the Purchaser other than the Preferred Stock.

          (ix) The Purchaser has not given or agreed to give, nor is it a party to or bound by, any indemnity, or any guarantee of indebtedness or other obligations of third parties or any other commitment by which the Purchaser or the Subsidiary is or is contingently responsible for such indebtedness or other obligations, except as disclosed in the Purchaser Value.

          (x) The Purchaser is duly registered as a public company with the Securities and Exchange Commission (the "SEC") and is in compliance in all material respects with all regulations, policies and rules of the SEC and all applicable securities laws of the United States. The Purchaser is up to date on all filings required by the SEC and applicable securities laws of the United States in order to be a public company in good standing. The issue of the Preferred Stock to the Vendors under the terms of this letter agreement is in compliance with all requirements of the SEC and all policies and regulations related thereto. The Preferred Stock is subject to American Stock Exchange approval, but if such approval is not given, although the Purchaser may be de-listed from the American Stock Exchange, the Preferred Stock shall nonetheless be validly authorized, allotted, issued, outstanding, fully paid and non-assessable with all rights and attributes previously described herein and on any schedule attached. The issuance of the Preferred Stock may be done without registration with the SEC, pursuant to one ore more exemptions from registration available pursuant to the Securities Act of 1933 or regulations promulgated thereunder. Subject to obtaining necessary shareholder and regulatory approval to increase the authorized capital, the Preferred Stock may be converted by the holders thereof into shares of common stock of the Purchaser without registration. In the event that the common shares issuable on the conversion of the Preferred Stock are not registered, then such common shares may be resold provided they have been held for a period of one (1) year, compliance with rule 144 procedures are accomplished and all required filings and opinions pursuant to the aforementioned exemptions from registration, are completed and complied with as required. Subject to obtaining necessary shareholder and regulatory approval to increase the authorized capital, upon the filing of an effective Registration Statement qualifying the distribution of the common shares issued to the Vendors on the conversion of the Preferred Stock provided for in Section 11, there will be no restrictions preventing the Vendors from freely trading the common shares on the American Stock Exchange or on such other exchange as the shares of the Merged Company may be listed from time to time.

          (xi) The Purchaser shall use its best efforts to ensure that the merger shall qualify as a tax-free re-organization.

          (xii) A quorum for directors' meetings shall not be less than the minimum number of directors required by the Florida Business Corporations Act and, on, from and after Closing, until validly changed, one (1) of which must be Murray Smith or one (1) of his nominees.

     (b) Each Vendor severally and the Company hereby represent and warrant to the Purchaser as follows, and acknowledge that the Purchaser is relying upon such representations and warranties in connection with entering into this agreement and completing the transactions contemplated thereby:

          (i) The Company is a corporation incorporated and subsisting under the laws of Delaware, has all legal capacity to own its properties and conduct its business as presently being conducted by it, and is duly registered or otherwise qualified to carry on business in all jurisdictions in which the nature of its assets or business makes such registration or qualification necessary or advisable.

          (ii) This agreement has been duly executed and delivered by the Company and on behalf of such Vendor, and constitutes, and the agreements contemplated herein when executed will constitute, valid and binding obligations of the Company and such Vendor enforceable against each in accordance with the terms hereof and thereof.

          (iii) The entering into and performance of this agreement and the agreements contemplated herein will not violate, contravene, breach or offend against or result in any default under any security agreement, indenture, mortgage, lease, order, undertaking, licence, permit, agreement, instrument, charter or by-law provision, resolution of shareholders or directors, statute, regulation, judgment, decree or law to which the Company or such Vendor is a party or by which it may be bound or affected. No licenses, agreements or other instruments or documents to which the Company or such Vendor is a party will terminate or require assignment as a result of the entering into of this Agreement or the consummation of the transactions contemplated hereby.

          (iv) The authorized capital of the Company is now, and on the Closing Date will be, 1,000 common shares of which only 1,000 common shares of the Company are presently outstanding, and on the Closing Date 1,000 common shares will be issued and outstanding.

          (v) The Company holds full title and interest in pending trademark applications (the potential for success of which is not represented or warranted) in the United States with the United States Patent and Trademark Office for the "American Motorcycle" and "American Motorcycle Company" trademarks and designs, in the form attached.

          (vi) Each of the Vendors is an "accredited" (as defined in Regulation D of the SEC) or a sophisticated investor with the ability to bear the risks of an investment in the securities of the Purchaser; each Vendor is acquiring the securities for investment, for his, her or its own account without a view to the distribution or resale thereof; and each Vendor has engaged heretofore in transactions similar to that contemplated herein and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in the securities. Each of the Vendors has been provided through its representatives with access to information pertaining to the Purchaser in order to make an informed judgment with regard to the investment merit of the Preferred Stock being issued to each of them.

          Although Murray Smith is signing this Agreement on behalf of all of the Vendors, he shall have no personal liability whatsoever for any covenant, representation or warranty made by any such Vendor herein (other than himself) and each Vendor, by accepting its respective

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          Preferred Stock on Closing shall be conclusively deemed to have made its covenants, representations and warranties herein severally on its own behalf and with respect to only itself and the Corporation and not any of the other Vendors.

8. Reliance. The Purchaser hereby expressly acknowledges that the Company and the Vendors are relying upon the covenants, representations and warranties of the Purchaser contained in this agreement and in any agreement, certificate or other document delivered pursuant hereto in connection with the completion of the transactions contemplated hereunder. The Company and each Vendor hereby expressly acknowledge that the Purchaser is relying upon the covenants, representations and warranties of the Company and severally of each such Vendor contained in this agreement and in any agreement, certificate or other document delivered pursuant hereto in connection with the completion of the transactions contemplated hereunder.

9. Survival. The covenants, representations and warranties of the parties contained in this agreement and in any document or certificate given pursuant hereto shall survive the Closing Date for a period of two (2) years thereafter and, with respect to tax matters only, two (2) years after the period during which assessments or re-assessments could be issued.

10. Conditions to Closing. Notwithstanding any other provision of this agreement, the completion of the transactions contemplated hereby is subject to the following conditions which are inserted for the sole benefit of the Vendors (any of which may be waived in writing at any time prior to the Closing Date by Mr. Murray Smith on behalf of all of the Vendors):

          (i) delivery of the 500,000 Preferred Stock to Mr. Murray Smith on Closing in accordance with the terms of this agreement;

          (ii) approval by banks, lessors or similar creditors of the Purchaser, if necessary;

          (iii)receipt of opinions of counsel to the Purchaser concerning the representations and warranties of the Purchaser contained herein relating to corporate, share and securities matters; and

          (iv) all other such approvals as are required in order to consummate the transactions contemplated by this letter agreement.

11.  Registration Rights. At any time and from time to time for a period of two
     (2) years after the effective date of the conversion of the Preferred Stock, the holders of 15% of the then outstanding shares of common stock which were originally issued upon the conversion of the Preferred Stock may request registration under the Securities Act of 1933 or all or part of their common stock, but in no case less than 100,000 of such shares. Within ten (10) business days after receipt of any such request, the Purchaser will give written notice of such requested registration to all other holders of the then unregistered shares of common stock which were originally issued upon the conversion of the Preferred Stock and will include in such registration all shares of such common stock with respect to which the Purchaser has received written request for inclusion therein within fifteen (15) business days after receipt of the Purchaser's notice. The Purchaser will then use reasonable efforts to effect as soon as

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     practicable the registration and sale of such shares, completely at its own expense, and the Purchaser shall indemnify, to the extent permitted by law, each person selling common stock pursuant to any registration statement, against all losses, claims, damages, liabilities and expenses caused by any failure to comply with the Securities Act or other applicable laws, including any untrue or alleged untrue statement or material fact or omission or alleged omission of a material fact required to be made or necessary under the Securities Act or the Securities Exchange Act of 1934 other than a failure by the selling person. The holders of such common stock are entitled to request an aggregate of three (3) registrations on Form S-1 or any similar long form registration statement and unlimited registrations on Form S-3 or any similar short form registration statement; a registration on Form S-1 shall not be deemed to have been requested if such registration shall not have become effective.

12. Covenants. The parties hereto hereby agree to implement the following covenants to each party, as applicable:

     (a) on Closing, two (2) of the current six (6) directors shall resign, such that the remaining four (4) current directors shall be Richard Hagen, Barbara Connors, Jeff Starke and A.J. Foyt. On Closing, the board shall be increased to eight (8) directors and the following four
          (4) persons shall each be appointed directors: Murray Smith, Rick Block, Hugh Turner and Dan Almagor;

     (b) the new board of directors of the Merged Company shall appoint a Compensation Committee comprised of Messrs. Hagen and Smith and two
          (2) of the independent directors to determine management compensation packages;

     (c) the Purchaser or the Merged Company, as the case may be, shall assume the master license agreement attached hereto as Exhibit 2;

     (d) each party agrees not to enter into any transaction (or to cause such a transaction to occur), that would significantly and materially preclude the consummation of this letter agreement, the merger forming the Merged Company, or any long form agreement replacing this letter agreement; and

     (e) each party hereto agrees that it will not issue any press release or other disclosure concerning this letter agreement or of the transaction to form the Merged Company without the prior approval of the other, which shall not be unreasonably withheld, unless, in the good faith opinion of counsel to such party, such disclosure is required by law and time does not permit the obtaining of such consent, or such consent is withheld.

13. Expenses. Subject to paragraph 14, each party to this letter agreement shall bear its own expenses relating thereto, except those expenses incurred in the preparation of this letter agreement and the confidential memorandum of information which shall be paid or be reimbursed by the Purchaser following the merger forming the Merged Company.

14. Payment. The Purchaser acknowledges and agrees that the Company and the Vendors have already fully demonstrated to the Purchaser the expertise of the principals of the Company in the motorcycle industry generally, the

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


     recapitalization of motorcycle companies specifically, and with respect to trademarks and other intellectual properties related thereto. In the event that: (i) the Preferred Stock is or is deemed not to be validly authorized, allotted, issued, outstanding, fully paid and non-assessable with all rights and attributes previously described herein and on any schedule attached for any reason whatsoever or the shareholders do not approve of the transaction contemplated by this Agreement for any reason whatsoever; or (ii) without limiting the rights of the Vendors and the Company under subsection (i), the merger transaction contemplated herein cannot be completed or the shareholder's meeting described in Section 5 of this letter agreement does not take place within the time frame stipulated for any reason attributable to the conduct or lack of conduct of the Purchaser which it has the capacity to prevent, or through its good faith efforts should have the ability to satisfy, then the Vendors shall be relieved of all obligations herein and the Purchaser agrees to pay to the Vendors all fees, costs and expenses actually incurred by the Company and Vendors in:

     (a)  the preparation of this letter agreement;

     (b)  in connection with its due diligence review of the Purchaser;

     (c) in connection with the preparation of the confidential memorandum of information;

     (d) in the preparation of any long form agreement replacing this letter agreement; and

     (e) in connection with all other activities associated with this transaction.

     In addition, in such circumstances the Purchaser agrees:

     (a) to pay $500,000 to the Vendors, to be divided pro-rata among them in proportion to the shareholdings discussed previously herein; and

     (b) to validly issue and deliver all of the Preferred Stock to the Vendors, being 500,000 shares of the said Preferred Stock with the attributes described herein and on any schedules attached, to be divided pro-rata among them in proportion to the shareholdings discussed previously herein; and

     (c) that Murray Smith shall be irrevocably assigned the exclusive right to acquire any of the companies or rights acquired or contracts to be acquired pursuant to the Business Plan.

The aforementioned provisions of this Section 14 supercede the break-up fee provision in Section 6 of the Confidentiality Agreement between the Purchaser and the Company dated July 5, 2000.

15. Entire Agreement. This agreement, including any Schedules attached hereto, together with the agreements and other documents to be delivered pursuant hereto, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. This agreement may not be amended or modified in any respect except by written instrument signed by all parties.

16. Time of the Essence. Time shall be of the essence of this agreement and each and every part hereof.

17. Further Assurances. The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby, and each party shall execute and deliver such other documents, instruments, papers and information as may be reasonably requested by the other party hereto in order to carry out the purpose and intent of this agreement. The Purchaser agrees not to solicit, seek and provide information to or respond favourably to any solicitation from, or otherwise enter into any negotiations or reach any agreement with, any person or entity regarding the sale, merger, consolidation or transfer of any of the assets, stock or rights of the Purchaser.

18. Law and Jurisdiction. This agreement shall be governed by and construed in accordance with the laws of the State of Florida and the laws of the United States of America applicable therein. The parties hereby attorn to the exclusive jurisdiction of the Courts of Brevard County in the State of Florida in any dispute that may arise hereunder.

19. Enurement. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the heirs, administrators, executors, estate, successors and permitted assigns of the parties hereto.






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


Please sign and date this letter agreement in the spaces provided below to confirm our mutual agreement to the terms set out above and return a fully signed copy to the undersigned along with the 500,000 Preferred Stock.


                                      Yours truly,

                                      AMERICAN MOTORCYCLE COMPANY


                                      Per: /s/ Murray Smith
                                      ------------------------------------------
                                      MURRAY SMITH, PRESIDENT


                                      /s/ Murray Smith
                                      ------------------------------------------
                                      MURRAY SMITH, ON BEHALF OF ALL THE VENDORS



     ACKNOWLEDGED AND AGREED TO this 18th day of August, 2000.



                                      AMERICAN QUANTUM CYCLES, INC.


                                      Per: /s/ Richard K. Hagen
                                      ------------------------------------------
                                      RICHARD K. HAGEN, PRESIDENT




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

                                STATE OF FLORIDA



                               Department of State



I certify the attached is a true and correct copy of the Articles of Amendment, filed on August 16, 2000, to Articles of Incorporation for AMERICAN QUANTUM CYCLES, INC., a Florida corporation, as shown by the records of this office.

I further certify the document was electronically received under FAX audit number H00000043132. This certificate is issued in accordance with section 15.16, Florida Statutes, and authenticated by the code noted below.

The document number of this corporation is J05073.

        Given under my hand and the
        Great Seal of the State of Florida,
        at Tallahassee, the Capital, this the
        Seventeenth day of August, 2000

Authentication Code: 600A00044211-081700-J05073    -1/1





                                                      /s/ Katherine Harris
                                                      --------------------
[SEAL]                                                Katherine Harris
                                                      Secretary of State

                           FLORIDA DEPARTMENT OF STATE
                                Katherine Harris
                               Secretary of State


August 17, 2000

AMERICAN QUANTUM CYCLES, INC.
711-731 WASHBURN RD.
MELBOURNE, FL 32934



Re: Document Number J05073

The Articles of Amendment to the Articles of Incorporation for AMERICAN QUANTUM CYCLES, INC., a Florida corporation, were filed on August 16, 2000.

The certification requested is enclosed. To be official, the certification for a certified copy must be attached to the original document that was electronically submitted and filed under FAX audit number H00000043132.

Should you have any question regarding this matter, please telephone (850) 487-6050, the Amendment Filing Section.

Darlene Connell
Corporate Specialist
Division of Corporation                      Letter Number: 600A00044211






      Division of Corporations - P.O. Box 6327 - Tallahassee, Florida 32314

                              ARTICLES OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION
                                       OF
                          AMERICAN QUANTUM CYCLES, INC.

     AMERICAN QUANTUM CYCLES, INC., a corporation organized and existing under the laws of the State of Florida (the "Company "), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company pursuant to the authority of the Board of Directors as required by Section
602.0602 of the Florida Business Corporation Act.

     RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Company (the "Board of Directors" or the "Board") in accordance with the provisions of its Articles of Incorporation and Bylaws, each as amended through the date hereof, the Board of Directors hereby authorizes a series of the Company's previously authorized Preferred Stock, par value $.001 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

                                   ARTICLE I

                    DESIGNATION AND STATED AMOUNT; DIVIDENDS

     The designation of this series, which consists of 600,000 shares of Preferred Stock, is the Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the stated value shall be $42.16 per share (the "Stated Value"). The Series B Preferred Stock will bear no dividends, and the holders of the Series B Preferred Stock will not be entitled to receive dividends on the Series B Preferred Stock.

                                   ARTICLE II

                         DISTRIBUTIONS UPON LIQUIDATION,
                            DISSOLUTION OR WINDING UP

     In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Company, but before any distribution or payment shall be made to the holders of Junior Securities (as hereinafter defined), the holders of the Series B Preferred Stock shall be entitled to be


JAMES M. SCHNEIDER, ESQ., FLA BAR # 214338
Atlas, Pearlman, Trop & Borkson, P.A.
350 East Las Olas Boulevard, Suite 1700
Fort Lauderdale, Florida 33301
Phone No.: (954) 763-1200

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                                        1
paid the Stated Value per share of all outstanding shares of Series B Preferred Stock as of the date of such liquidation or dissolution or such other winding up of the affairs of the Company either in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors. If such payment shall have been made in full to the holders of the Series B Preferred Stock, the remaining assets and funds of the Company shall be distributed among the holders of Junior Securities, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Company, the net assets of the Company distributable among the holders of all outstanding shares of the Series B Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Company shall be distributed among the holders of the Series B Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

                                   ARTICLE III

                                CONVERSION RIGHTS

     Each outstanding share of Series B Preferred Stock shall automatically be converted, without any further act of the Company or any of its shareholders, into fully paid and non-assessable shares of Common Stock of the Company immediately ipso facto upon the filing by the Company of its Articles of Amendment to its Articles of Incorporation increasing the number of authorized Common Stock to the minimum amount necessary and sufficient to permit the full conversion of the Series B Preferred Stock. Immediately upon the filing of this Amendment, the Company shall proceed as expeditiously as possible to perform all acts necessary to effect Articles of Amendment to its Articles of Incorporation in order to increase its authorized Common Stock in order to permit this conversion of the Series B Preferred Stock. The Company will effectuate the Articles of Amendment pursuant to general authorization by the shareholders of the Company at a duly called meeting of the shareholders. The holders of the Series B Preferred Stock, upon conversion, will receive 38.39 shares of Common Stock of the Company for each share of Series B Preferred Stock of the Company.

     No fractional share or scrip representing a fractional share will be issued upon conversion of the Series B Preferred Stock, which shall be rounded to the nearest whole share of Common Stock. In the event of any reclassification, merger, consolidation or change of shares of the Series B Preferred Stock and/or the Common Stock of the Company, the Company shall make adjustments to the conversion ratio which shall be nearly as equivalent to that stated above as may be practical.

     Upon the filing of Articles of Amendment increasing the number of authorized Common Stock to the minimum sufficient to effect the conversion described in paragraph one of this Article III, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by

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                                        2
the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided that the Company shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the ownership by such holder of shares of Series B Preferred Stock are either delivered to the Company or any transfer agent of the Company. Conversion shall be deemed to have been effected on the date of filing of the Articles of Amendment and such date is referred to herein as the "Conversion Date." As promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series B Preferred Stock to the transfer agent of the Company), the Company shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the Conversion Date. The issuance of certificate for shares of Common Stock upon conversion shall be made without charge to the holders of such Series B Preferred Stock for any issuance in respect of the shares of Common Stock or other costs incurred by the Company in connection with such conversion and the related issuances of shares of Common Stock.

     The number of shares of Common Stock subject to conversion of each share of Series B Preferred Stock shall be subject to proportionate adjustments in certain events, including (i) the issuances of capital stock as a dividend or distribution on Common Stock, and (ii) subdivisions, combinations, forward and reverse stock splits and reclassifications of the Common Stock. The holders of Series B Preferred Stock shall receive written notice at least ten (10) days prior to the fixing of a record date for the issuance to all holders of Common Stock of rights or warrants entitling them (for a period expiring within 30 days of such record date) to subscribe for Common Stock, and (ii) the fixing of a record date for the distribution to all holders of Common Stock of evidence of indebtedness or assets (other than cash dividends) of the Company or subscription rights or warrants (other than those referred to above). Immediately upon any adjustment in the number of shares subject to conversion, the Company shall give written notice of such adjustment to all holders of Series B Preferred Stock setting forth in reasonable detail the calculation of such adjustment.

     The Company shall not close its books against the transfer of Series B Preferred or of Common Stock issued or issuable upon conversion of Series B Preferred in any manner which interferes with the timely conversion of Series B Preferred.

     Following the amendment to its Articles of Incorporation to increase its authorized Common Stock to permit conversion of the Series B Preferred Stock, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the conversion of the Series B Preferred, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series B Preferred.


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                                       3

     All shares of Common Stock which are so issuable shall, when issued be duly and validly issued, outstanding, fully paid and nonassessable and free from all taxes, liens and charges.

                                   ARTICLE IV

                                  VOTING RIGHTS

     The holders of Series B Preferred Stock will be entitled to vote on matters submitted generally to the shareholders of the Company on the basis of 38.39 votes for each share of Series B Preferred Stock held by such holder. Unless the vote or consent of the holders of a greater number of shares is required by law, the consent of the holders of at least a majority in interest of Series B Preferred Stock at the time outstanding shall be necessary to change, alter or revoke the rights and preferences conferred upon the Series B Preferred Stock by the Articles of Incorporation or this Amendment, as amended from time to time, or for issuance of further shares of this series or another class of preferred stock which shall be senior to the Series B Preferred Stock.

     To the extent that under the Florida Business Corporation Act the vote of the holders of the Series B Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (except as otherwise may be required under the Florida Business Corporation Act) shall constitute the approval of such action by the class.

                                    ARTICLE V

                              PROTECTION PROVISIONS

     So long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of a majority in interest of the Holders of the then outstanding shares of Series B Preferred
Stock:

          1. alter or change the rights, preferences or privileges of the Series B Preferred Stock or issue more than 500,000 shares of Series B Preferred Stock;

          2. alter or change the rights, preferences or privileges of any previously issued shares of capital stock of the Company so as to affect adversely the Series B Preferred Stock;


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


          3. create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company;

          4. create any new class or series of capital stock ranking pari passu with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company;

          5. increase the authorized number of shares of Series B Preferred
Stock;

          6. issue any shares of Series A Preferred Stock other than pursuant to the Letter Agreement dated March 27, 2000;

          7. redeem, or declare or pay any cash dividend or distribution on, any junior securities; or

          8. issue any additional shares of capital stock, common or preferred, for any purpose other than as employee benefits or for acquisitions of companies or assets.

                                   ARTICLE VI

                                      RANK

     The Series B Preferred Stock shall rank (i) prior to the Company's Common Stock; (ii) prior to any class or series of capital stock of the Company hereafter created that, by its terms, ranks junior to the Series B Preferred Stock ("Junior Securities"); (iii) junior to the Company's Series A Convertible Preferred Stock; (iv) junior to any class or series of capital stock of the Company hereafter created with the consent of the holders of Series B Preferred Stock specifically ranking, by its terms, senior to the Series B Preferred Stock; and (v) pari passu with any class or series of capital stock of the Company hereafter created with the consent of the Holders of Series B Preferred Stock specifically ranking by its terms on parity with the Series B Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.


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                                        5

     IN WITNESS WHEREOF, the Company has caused this Amendment of Designations, Preferences and Rights to be executed by its duly authorized officer.


                                            AMERICAN QUANTUM CYCLES, INC.


                                            By: /s/ Richard K. Hagen
                                            ------------------------------------
                                            Name: R.K. Hagen
                                            ------------------------------------
                                            Its:  CEO
                                            ------------------------------------

DATED: August 16, 2000







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